IN THE UNITED STATES DISTRICT COURT FOR THE
EASTERN DISTRICT OF VIRGINIA
Alexandria Division

UNITED STATES OF AMERICA

v.

CREDIT SUISSE SERVICES AG,

Defendant.

No. 1:25-cr-00123

PLEA AGREEMENT

Pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure, the United States of America, by and through the Department of Justice, Tax Division, and the United States Attorney's Office for the Eastern District of Virginia (collectively, the "Offices"), and the defendant, CREDIT SUISSE SERVICES AG (also referred to as "the defendant"), by and through its undersigned attorneys, hereby submit and enter into this plea agreement (the "Agreement").

Prior to June 2023, CREDIT SUISSE SERVICES AG was a sister entity of Credit Suisse AG and subsidiary of Credit Suisse Group AG, both Swiss corporations. On June 12, 2023, UBS Group AG, at the request of and with the approval of Swiss and other financial regulators, completed the acquisition of Credit Suisse Group AG (through a merger of Credit Suisse Group AG with and into UBS Group AG, with UBS Group AG as surviving entity) to avert a potential systemic banking crisis feared upon continued deterioration of Credit Suisse Group AG.[1] On May 31, 2024, Credit Suisse AG merged with and into UBS AG, whereby

[1] By virtue of the merger and a subsequent share transfer of all the shares in CREDIT SUISSE SERVICES AG by UBS Group AG to UBS Business Solutions AG (also known as "BUSO"), CREDIT SUISSE SERVICES AG became a subsidiary of BUSO, which itself is a subsidiary of UBS Group AG. UBS AG is a subsidiary of UBS Group AG. The term "Affiliates" as used in

Credit Suisse AG ceased to exist and all its assets, liabilities and contracts transferred by operation of law to UBS AG.

UBS Group AG, UBS AG, and UBS Business Solutions AG, which are not defendants in this matter, also agree, pursuant to the authority granted by their respective Boards of Directors, to the terms and obligations set forth in a separate Certification, appended as Attachment A, and fully incorporated herein. The terms of this Agreement are as follows:

1. Offense and Maximum Penalties

The defendant agrees to waive indictment and plead guilty to a single-count Criminal Information, charging the defendant with conspiracy to commit offenses against the United States, to wit, violations of Title 26, United States Code, Section 7206(2), the aiding, assisting, procuring, counseling, and advising of the preparation and presentation of false income tax returns to the Internal Revenue Service of the Treasury Department ("IRS"), in violation of Title 18, United States Code, Section 371. The maximum penalties for this offense are: a maximum possible fine of $500,000, twice the gross gain derived from the offense, or twice the gross loss, whichever is greatest; full restitution; a term of probation of no more than five (5) years; and a special assessment.

2. Corporate Authorization

The defendant agrees that this Agreement is executed by authorized corporate representatives of CREDIT SUISSE SERVICES AG. The defendant further agrees that the Certificate of Corporate Resolutions attached as Attachment B was duly adopted by the Board of Directors of CREDIT SUISSE SERVICES AG and represents that the signatures on this

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this Agreement shall mean, collectively, Credit Suisse AG, UBS Group AG, UBS AG, and UBS Business Solutions AG and any of their respective subsidiaries and branches.

Agreement by CREDIT SUISSE SERVICES AG and its counsel are authorized by the Board of Directors of CREDIT SUISSE SERVICES AG.

The defendant agrees that it has the full legal right, power, and authority to enter into and perform all of its obligations under this Agreement.

The defendant further agrees that in the event it sells, merges, or transfers all or substantially all of its business operations as they exist as of the date of this Agreement, whether such sale(s) is/are structured as a stock or asset sale, merger, or transfer, the defendant shall include in any contract for sale, merger or transfer, a provision fully binding the purchaser(s) or any successor(s) in interest thereto to the obligations described in this Agreement.

The defendant agrees to abide by all terms and obligations of this Agreement as described herein, including the following:

a. to plead guilty as set forth in this Agreement;

b. to abide by all sentencing stipulations contained in this Agreement;

c. to appear, through its duly appointed representatives, as ordered for all court appearances;

d. to commit no further federal crimes;

e. to fully satisfy the undertakings set forth in this Agreement;

f. to be truthful at all times; and

g. to pay the applicable criminal fine, restitution, forfeiture, and special assessment by the dates specified in this Agreement.

3. Factual Basis for the Plea

The defendant will plead guilty because the defendant is in fact guilty of the charged offense. The defendant agrees and stipulates that it is responsible for the acts of its officers and employees and the officers and employees of the former Credit Suisse AG described in the Statement of Facts (Attachment C) filed with the Agreement, and that the Statement of Facts

accurately reflects its criminal conduct. The defendant admits the facts set forth in the Statement of Facts and agrees that those facts establish guilt of the offense charged beyond a reasonable doubt. The Statement of Facts, which is hereby incorporated into this Agreement, constitutes a stipulation of facts for purposes of Section 1B1.2(c) of the Sentencing Guidelines.

4. Breach of the 2014 Credit Suisse Plea Agreement

In May 2014, pursuant to a plea agreement, Credit Suisse AG pleaded guilty to a one-count Criminal Information in the U.S. District Court for the Eastern District of Virginia, which charged it with conspiracy to commit a violation of 26 U.S.C. § 7206(2), the aiding, assisting, procuring, counseling, and advising the preparation and presentation of false income tax returns to the IRS, in violation of 18 U.S.C. § 371. A copy of that Plea Agreement is attached to this Agreement as Attachment D, and is hereinafter referred to as the "2014 Plea Agreement."

Further, the defendant acknowledges that, despite the efforts made by the defendant and Credit Suisse AG to respond to the conduct at issue in the 2014 Plea Agreement, Credit Suisse AG's weak compliance programs, Know Your Customer procedures, and account oversight, governed in part by the defendant, failed to prevent Credit Suisse AG employees from opening and servicing undeclared U.S. accounts.

Credit Suisse AG breached the 2014 Plea Agreement in at least three ways: First, Credit Suisse AG failed to close some recalcitrant accounts, as defined in Section 1471(d)(6) of the Internal Revenue Code, that it knew to be U.S. accounts in a timely fashion, in violation of Paragraph 7(B)(5) of the 2014 Plea Agreement.

Second, Credit Suisse AG opened some accounts for U.S. persons after the 2014 Plea Agreement under circumstances where the accounts were not properly documented as U.S. Related accounts (as defined in Paragraph I.B.9 of the Program for Non-Prosecution Agreements or Non-Target Letters for Swiss Banks (the "Swiss Bank Program"), without

regard to the dollar limit or the applicable time period) and which were therefore subject to disclosure. As a result, Credit Suisse AG failed to provide timely reporting on those accounts as required by the 2014 Plea Agreement. This facilitated the concealment of assets and evasion of tax by the U.S. persons. By continuing to open, maintain, and service certain undeclared U.S. Related accounts, Credit Suisse AG violated U.S. criminal law, which is also a violation of Paragraph 7(B) of the 2014 Plea Agreement.

Third, Credit Suisse AG violated its duty under Paragraph 7(B)(1) of the 2014 Plea Agreement to provide transaction reporting regarding certain closed accounts. Immediately after it pleaded guilty, and for years thereafter, it failed to provide the requisite transaction information about certain accounts that it knew were U.S. Related accounts that closed prior to the 2014 Plea Agreement. It also failed to provide in a timely and complete manner the requisite transaction information about certain accounts that it knew or should have known were U.S. Related accounts that closed after the 2014 Plea Agreement.

5. Assistance and Advice of Counsel

The defendant is satisfied that the defendant's attorneys have rendered effective assistance. The defendant understands that by entering into this Agreement, the defendant surrenders certain rights as provided in this agreement. The defendant understands that the rights of criminal defendants include the following:

a. the right to plead not guilty and to persist in that plea;

b. the right to a jury trial;

c. the right to be represented by counsel—and, if necessary, have the court appoint counsel—at trial and at every other stage of the proceedings; and

d. the right at trial to confront and cross-examine adverse witnesses, to testify and present evidence, and to compel the attendance of witnesses.

6. Applicable United States Sentencing Guidelines Provisions

The defendant agrees that pursuant to Title 18, United States Code, Section 3571(d), this Court is authorized to impose a fine of $217,261,890 (as detailed below) in this case, and the defendant knowingly, intelligently, and voluntarily waives any constitutional or statutory objection to the imposition of such a fine. The parties' agreement herein to any guideline sentencing factors constitutes proof of those factors sufficient to satisfy any applicable burden of proof. The defendant also understands that if the Court accepts this Agreement, the Court is bound by the sentencing provisions in both this paragraph and paragraph 7.

The parties stipulate that the 2024 United States Sentencing Guidelines apply to this matter and to the factual predicates set forth below. The parties stipulate that the following Sentencing Guidelines apply to Count One of the Criminal Information:

a. The parties stipulate that pursuant to U.S.S.G. §§ 8C2.1(a) and 8C2.3(a), the Guidelines provision applicable to the offense to be charged in the Information is U.S.S.G. § 2T1.9. Pursuant to U.S.S.G. § 2T1.9(a), the base offense level is the greater of the offense level determined from U.S.S.G. § 2T1.4 or 10. Pursuant to U.S.S.G. §§ 2T1.4 and 2T4.1(M), because the tax loss was greater than $65,000,000 and less than $150,000,000, the base offense level is 30.

b. The parties stipulate that pursuant to U.S.S.G. § 2T1.1(b)(2), because the offense involved sophisticated means, the base offense level is increased by two levels. In accordance with the above, the applicable Guidelines Offense Level is 32.

c. Pursuant to the U.S.S.G. § 8C2.4(a), the base fine is the greatest of: the amount from the table in subsection U.S.S.G. § 8C2.4(d) corresponding to the offense level determined under § 8C2.3; the pecuniary gain to the organization from the offense; or the pecuniary loss from the offense caused by the organization, to the extent the loss was caused intentionally,

knowingly, or recklessly. Pursuant to U.S.S.G. § 8C2.4(d), an offense level of 32 corresponds to a fine amount of $30,000,000.

d. Pursuant to U.S.S.G. § 8C2.4(a)(2) because the pecuniary gain from the offense, $108,630,945, is greater than the offense level fine of $30,000,000, and the pecuniary loss of $71,266,527, the base fine is $108,630,945.

e. The parties stipulate that: (1) the defendant's base culpability score is five pursuant to U.S.S.G. § 8C2.5(a); (2) the culpability score is enhanced by five points pursuant to U.S.S.G. § 8C2.5(b)(1)(A)(i) because the unit had 5,000 or more employees and an individual within high-level personnel participated in, condoned, or was willfully ignorant of the offense; and (3) the defendant's culpability score is enhanced by two points because the organization committed part of the instant offense less than five years after a criminal adjudication of Credit Suisse AG based on similar misconduct. Pursuant to U.S.S.G. § 8C2.5(g)(3), because the defendant has clearly demonstrated recognition and affirmative acceptance of responsibility, one point is subtracted from the Culpability Score. In accordance with the above, the defendant's Culpability Score is 11. Pursuant to U.S.S.G. § 8C2.6, the resulting fine multiplier is 2.0 to 4.0.

f. Accordingly, the parties stipulate that pursuant to U.S.S.G. § 8C2.7, based on the defendant's fine multiplier of 2.0 to 4.0, using the pecuniary gain as the base fine, the Guideline fine range is $217,261,890 to $434,523,780 (the "Stipulated Guidelines Fine Range").

g. Notwithstanding the Stipulated Guidelines Fine Range, the court cannot impose a fine that is higher than the maximum fine authorized by federal law. U.S.S.G. § 8C3.1. Here, the statutory maximum fine is capped at twice the gross gain or loss. 18 U.S.C. § 3571(d). Thus, the maximum fine would be $217,261,890, or twice the gross gain.

However, in consideration of all the factors set forth in U.S.S.G. § 8C2.8 and 18 U.S.C. § 3553(a) and 3572(a), and pursuant to Federal Rule of Criminal Procedure 11(c)(1)(C), the

parties hereby agree that the appropriate fine in this case is $217,261,890. No cooperation reduction has been granted due to the breach of the 2014 Plea Agreement. The United States and the defendant have not agreed on any further issues related to the applicability of Sentencing Guidelines provisions other than those set forth in this Agreement.

7. Agreed Disposition

Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the United States and the defendant agree that the appropriate disposition of the case is as set forth above, and agree to recommend jointly that the Court impose a sentence requiring the defendant to pay a total amount of $371,908,909. Specifically, the defendant agrees to pay the following: (1) a fine in the amount of $217,261,890 to be paid to the Clerk of Court; (2) a mandatory Special Assessment of $400 to be paid to the Clerk of the Court; (3) restitution (inclusive of interest) in the amount of $46,015,674 to be paid to the IRS; and (4) forfeiture of $108,630,945 to the United States, as set forth below.

a. **Criminal Fine**

Assuming the defendant accepts responsibility as outlined in this Agreement, the parties will agree to the imposition of a fine in the amount of $217,261,890 payable to the Clerk of Court for the United States District Court for the Eastern District of Virginia. Should the defendant elect to make payments by wire transfer, such wire transfer shall list as the beneficiary the U.S. District Courts - Eastern District of Virginia, or such other entity as specified in wire transfer instructions from the Clerk. Whether payment is made by check or by wire transfer, the payment shall note the case name and number on the payment. The parties agree that the fine amount shall be paid within seven days of entry of the guilty plea.

The defendant acknowledges that no tax deduction, foreign or domestic, may be sought in connection with the payment of any part of this $217,261,890 fine. The defendant shall not

seek or accept, directly or indirectly, reimbursement or indemnification from any source, other than the Affiliates, with regard to the fine, penalty, or forfeiture amounts that the defendant pays pursuant to this Agreement.

b. **Mandatory Special Assessment**

Within seven days of the entry of the guilty plea, the defendant agrees to pay a mandatory special assessment of $400, pursuant to 18 U.S.C. § 3013(a)(2)(B).

c. **Restitution**

The defendant agrees that restitution is mandatory pursuant to 18 U.S.C. § 3663A(c)(1), and the defendant agrees to the entry of a Restitution Order for the full amount of the victim's losses as determined by the Court. Pursuant to 18 U.S.C. § 3663A(c)(2), the defendant further agrees that an offense listed in Section 3663A(c)(1) gave rise to this Agreement and, as such, victims of the conduct described in the charging instrument, Statement of Facts, or any related or similar conduct shall be entitled to restitution.

Victim Name/Address	Amount of Restitution
IRS – RACS Attn.: Mail Stop 6261, Restitution 333 West Pershing Avenue Kansas City, MO 64108	$46,015,674

The parties agree that restitution shall be paid directly to the IRS within seven days of the entry of the guilty plea, pursuant to payment instructions provided to the defendant.

The defendant understands that forfeiture and restitution are separate and distinct financial obligations that must be imposed upon a criminal defendant. The defendant further understands that restitution will be enforced pursuant to 18 U.S.C. § 3572, 18 U.S.C. § 3613, and 18 U.S.C. § 3664(m).

d. **Forfeiture**

The defendant agrees that it will forfeit $108,630,945 (the "Forfeiture Amount") to the United States, representing a substitute *res* for the approximate gross fees that U.S. taxpayers with undeclared accounts paid to the former Credit Suisse AG from 2008 through at least 2021. The defendant agrees that the Forfeiture Amount is subject to civil forfeiture to the United States pursuant to 18 U.S.C. § 981(a)(1)(C), as alleged in the civil forfeiture complaint (the "Civil Forfeiture Complaint"), a copy of which is attached hereto as Attachment E, which will be filed against the Forfeiture Amount. The Forfeiture Amount shall be sent by wire transfer to a seized asset deposit account maintained by the United States Department of the Treasury within seven days of the entry of the plea. If the defendant fails to timely make the payment required under this paragraph, interest (at the rate specified in 28 U.S.C. § 1961) shall accrue on the unpaid balance through the date of payment. Upon payment of the Forfeiture Amount, the defendant shall release any and all claims it may have to such funds and execute such documents as necessary to accomplish the forfeiture of the funds. The defendant agrees this Agreement, the Information, and the Statement of Facts may be attached and incorporated into a Civil Forfeiture Complaint. By this Agreement, the defendant expressly waives service of the Civil Forfeiture Complaint and agrees that a Judgment of Forfeiture may be entered against the Forfeiture Amount. The defendant also agrees that the facts contained in the Information and Statement of Facts are sufficient to establish that the Forfeiture Amount is subject to civil forfeiture to the United States.

e. **Probation and Term of Agreement**

The parties stipulate that pursuant to U.S.S.G. §§ 8D1.1 and 8D1.2(a)(1), the defendant will be subject to a three-year term of probation (the "Term" of this Agreement), which term will start on the date that the Agreement is accepted by the Court. The parties agree, pursuant

to U.S.S.G. § 8D1.4, that the term of probation shall include as conditions the obligations set forth in Paragraph 8, as well as the payment of a fine, as set forth in Paragraph 7(a).

8. CREDIT SUISSE SERVICES AG's Undertakings

The defendant represents that it has truthfully disclosed all relevant factual information with respect to its activities, those of the Affiliates, and those of its present and former directors, officers, employees, agents, and consultants relating to the conduct described in this Agreement and the Statement of Facts, as well as any other conduct under investigation by the Offices at any time about which the defendant has present knowledge, to the extent permitted by law. The parties acknowledge that the investigation by the defendant and the Affiliates into Legacy Credit Suisse U.S. Accounts at the Swiss booking center has been comprehensive and thorough.[2] The defendant and Affiliates will continue to ensure that undeclared Legacy Credit Suisse U.S. Accounts are appropriately documented in conformity with U.S. laws or exited from the bank with notice to the Offices, including as part of the process of integrating with UBS, and ongoing compliance processes. These measures may identify and result in the disclosure of additional Legacy Credit Suisse U.S. Accounts subject to this Agreement.

a. <u>Ongoing Undertakings</u>

The defendant shall cooperate fully, subject to applicable laws and regulations, with the Department of Justice, the IRS, and any other federal law enforcement agency designated by the Offices, regarding all matters related to the Offices' investigation into Legacy Credit Suisse U.S. Accounts (the "Offices' Investigation"), until the date on which all civil or criminal

2 "Legacy Credit Suisse U.S. Accounts" is defined as accounts opened at the former Credit Suisse AG or Credit Suisse Switzerland AG that had a U.S. taxpayer as accountholder or beneficial owner prior to this Agreement. The term also includes identified related accounts involving the same U.S. taxpayer as accountholder or beneficial owner. This term is limited to accounts booked in Switzerland, with the exception of Paragraph 13.e, in which case the term includes accounts regardless of booking center.

examinations, investigations, or proceedings, including all appeals, involving such matters are concluded. Specifically, the defendant agrees that it will:

(1) truthfully, completely, and promptly disclose all information, and promptly respond to the Offices' inquiries, with respect to the accounts and activities of the defendant and Credit Suisse AG, its officers and employees, and others concerning all such matters related to the Offices' Investigation. Subject to applicable laws and regulations, the defendant shall disclose to the Offices that it has discovered new information relating to Legacy Credit Suisse U.S. Accounts, including information that supplements or is inconsistent with representations and materials previously provided to the Offices, no later than 30 days from discovery. With respect to such accounts over $50,000 or part of a larger relationship, the defendant shall provide information as described in Part II.D.2.b.vi of the Swiss Bank Program required to be provided under this Agreement or other such information at the Department's request that is not protected by a valid claim of privilege or work product, no later than 90 days from discovery, or as soon as practicable, with notice to the Department within 90 days. With respect to accounts in other booking centers, the defendant agrees to provide information described in Part II.D.2.b.vi of the Swiss Bank Program required to be provided under this Agreement upon request. All other terms of this Agreement shall apply with respect to any newly disclosed information;

(2) retain all records relating to the Offices' Investigation, for a period of ten years from the date of the execution of this Agreement;

(3) upon request, assist the Department of Justice or any designated federal law enforcement agency in any investigation, prosecution, or civil proceeding arising out of or related to the Offices' Investigation by providing logistical and technical support for any meeting, interview, grand jury proceeding, or any trial or other court proceeding;

(4) upon request, use its best efforts promptly to secure the attendance and truthful statements or testimony or information of any current or former officer, director, employee, agent, or consultant of the defendant and/or the Affiliates at any meeting or interview or before any grand jury or at any trial or other court proceeding regarding matters arising out of or related to the Offices' Investigation;

(5) upon request, provide testimony of a competent witness as needed to enable the Department of Justice and any designated federal law enforcement agency to use the information and evidence obtained in connection with the Offices' Investigation before a grand jury or at any trial or other court proceeding regarding matters arising out of or related to the Offices' Investigation;

(6) provide the Department of Justice, upon request, consistent with applicable law and regulations, all information, documents, records, or other tangible evidence not protected by a valid claim of privilege or work product regarding matters arising out of or related to the Offices' Investigation about which the Department of Justice or any designated federal law enforcement agency inquires; however, the defendant must provide to the Offices, upon request, a log of any information or cooperation that is not provided based on an assertion of law, regulation, or privilege, and the defendant bears the burden of establishing the validity of any such assertion;

(7) upon request, provide fair and accurate certified translations, at the defendant's expense, of any foreign language documents produced by the defendant or the Affiliates to the United States either directly or through any government entity;

(8) upon request, provide to any state law enforcement agency such assistance as may reasonably be requested in order to establish the basis for admission into evidence of documents already in the possession of such state law enforcement agency in

connection with any state civil or criminal tax proceedings brought by such state law enforcement agency against an individual arising out of or related to the Offices' Investigation.

b. <u>Undertakings During the Term of the Agreement</u>

During the Term of the Agreement, the defendant also agrees to, subject to applicable laws and regulations:

(1) supplement as soon as practicable, transaction information previously produced in response to requests based on Part II.D.2.b.vi of the Swiss Bank Program, to include all identified Legacy Credit Suisse U.S. Accounts over $50,000 unless part of a larger relationship, and, upon request, identified Legacy Credit Suisse U.S. Accounts in booking centers other than Switzerland, closed in the period from January 1, 2010 through the date of the execution of the Agreement, and any closed accounts related to the Offices' Investigation about which the Department of Justice specifically inquires, in the format requested by the Department of Justice;

(2) make reasonable efforts to implement the closure of recalcitrant Legacy Credit Suisse U.S. Accounts and undertake related procedures, to the extent that it has not already done so, as set forth in Part II.G of the Swiss Bank Program;

(3) provide all necessary information and assist the United States with the drafting of treaty requests to seek account records and other information, and will collect and maintain all records that are potentially responsive to such treaty requests to facilitate prompt responses;

(4) submit quarterly reports to the Offices regarding the status of Legacy Credit Suisse U.S. Accounts for which the bank does not have indicia of tax compliance and remediation efforts in the Switzerland booking center, including the monitoring and closing of identified Legacy Credit Suisse U.S. Accounts, and future plans to change, implement, and/or

enforce compliance efforts;

(5) commit no violations of the federal criminal laws of the United States; and

(6) maintain U.S. counsel as the point of contact with the Offices.

Further, during the Term of the Agreement:

(7) should the defendant learn of any evidence or allegation of conduct (committed or alleged to have been committed by the defendant or by the Affiliates, and/or their employees, agents, and/or directors) that may constitute a violation of federal criminal tax, Bank Secrecy Act, or criminal anti-money laundering laws, the defendant shall promptly report such evidence or allegation to the Offices in a manner and form consistent with local law. Thirty (30) days prior to the end of the term of organizational probation, the defendant, by the Chief Executive Officer and the Chief Compliance Officer of defendant, or an executive officer substantively responsible for the defendant's operations, and similar executive officers of UBS Group AG, UBS AG, and UBS Business Solutions AG, will certify to the Offices, in the form of executing the document attached as Attachment F to this Agreement, that the defendant has met its disclosure obligations pursuant to this Paragraph. Each certification will be deemed a material statement and representation by the defendant to the executive branch of the United States for purposes of 18 U.S.C. §§ 1001 and 1519, and it will be deemed to have been made in the judicial district in which this Agreement is filed.

The defendant acknowledges that its global parent company, UBS Group AG, along with UBS AG and UBS Business Solutions AG, have agreed to ensure that the Affiliates cooperate with the Offices in any investigation or prosecution as described in this Agreement; and that UBS Group AG, UBS AG, and UBS Business Solutions AG meet their obligations under the Agreement, by executing Attachment A and by making the certifications in

Attachment F to this Agreement.

Any information provided pursuant to this Agreement may be used by the Offices for any purpose, except as otherwise limited in this Agreement or by applicable law. Nothing in this Agreement shall require the defendant to waive any protections of the attorney-client privilege, attorney work-product doctrine, or any other applicable privilege. Nothing in this Agreement shall require the defendant to violate the law of any jurisdiction in which it operates.

9. Judicial Acceptance

Because this Agreement is made under Rule 11(c)(l)(C) of the Federal Rules of Criminal Procedure, the defendant understands that, if the Court accepts this Agreement, the Court will be bound by its terms for sentencing purposes. If, however, the Court rejects this Agreement and does not agree to impose the specific sentence as agreed to by the parties herein, neither the United States nor the defendant shall be obligated to proceed under the terms of this Agreement, each shall be restored to their full rights, claims and defenses without prejudice and neither shall be bound by any statement contained in the Statement of Facts. For avoidance of doubt, in that circumstance, none of the waiver provisions of this Agreement shall operate against the defendant.

The Offices and the defendant understand that the Court retains complete discretion to accept or reject the recommended sentence provided for in this Agreement. If the Court does not accept the recommended sentence, the parties agree that this Agreement shall be rendered void. If the Court does not accept the recommended sentence, the parties agree that the defendant shall be free to withdraw its guilty plea pursuant to Fed. R. Crim. P. 11(c)(5) and (d). If the defendant withdraws its plea of guilty because the Court does not accept the recommended sentence, the parties agree that this Agreement, the Statement of Facts, the guilty plea, and any statement made in the course of plea discussions with an attorney for the United States shall not be admissible

against the defendant in any criminal or civil proceeding, except as otherwise provided in Fed. R. Evid. 410.

10. Waiver of Presentence Investigation and Consolidation of Plea and Sentencing

The parties agree, subject to the Court's approval, to waive the requirement for a presentence report, pursuant to Federal Rule of Criminal Procedure 32(c)(1)(A), based on the Court's finding that the record contains information sufficient to enable the Court to meaningfully exercise its sentencing power. The parties further agree to request that the Court combine the entry of the plea and sentencing into one proceeding. However, the parties agree that in the event the Court orders that the entry of the guilty plea and the sentencing hearing occur during separate proceedings and the preparation of a presentence report prior to sentencing, such an order will not affect the Agreement set forth herein. Additionally, if the Court directs the preparation of a presentence report, the Offices will fully inform the preparer of the report and the Court of the facts and law related to the defendant's case.

11. Waiver of Appeal, FOIA, Privacy Act Rights, and Venue

The defendant also understands that 18 U.S.C. § 3742 affords a defendant the right to appeal the sentence imposed. Nonetheless, the defendant knowingly waives the right to appeal the conviction and any sentence within the statutory maximum described above (or the manner in which that sentence was determined) on the grounds set forth in 18 U.S.C. § 3742 or on any ground whatsoever other than an ineffective assistance of counsel claim that is cognizable on direct appeal, in exchange for the concessions made by the United States in this Agreement. This Agreement does not affect the rights or obligations of the United States as set forth in 18 U.S.C. § 3742(b). The defendant also hereby waives all rights, whether asserted directly or by a representative, to request or receive from any department or agency of the United States any records pertaining to the investigation or prosecution of this case, including without

limitation any records that may be sought under the Freedom of Information Act, 5 U.S.C. § 552, or the Privacy Act, 5 U.S.C. § 552a. The defendant also knowingly waives all rights with respect to venue on Count One in the Information, and agrees to be prosecuted on this charge in the Eastern District of Virginia.

12. Immunity from Further Prosecution

The Offices will not further criminally prosecute the defendant or the Affiliates (i) relating to any of the conduct described in either the Information or the Statement of Facts, (ii) for good-faith disclosures involving Legacy Credit Suisse U.S. Accounts made by the defendant or the Affiliates to the Offices during cooperation provided prior to this Agreement, (iii) for good-faith disclosures through the end of 2026 of additional Legacy Credit Suisse U.S. Accounts identified in reviews as part of the process of integrating Credit Suisse with UBS, as long as such disclosure was timely upon identification and misconduct was appropriately and timely remediated upon identification, and (iv) good-faith disclosures of additional Legacy Credit Suisse U.S. Accounts (and related accounts) pursuant to Paragraph 8.a(1) of this Agreement, as long as such disclosure was timely upon identification, misconduct was appropriately and timely remediated, and there are no aggravating factors. The Offices also agree that this Agreement fully and completely resolves any obligations by Credit Suisse AG or any successor, including Credit Suisse Services AG or any Affiliates, arising from the 2014 Plea Agreement, and the remedies for any breach of the 2014 Plea Agreement are no longer available to the Offices.

This Agreement does not provide any protection against prosecution except as set forth above, and does not apply to any individuals. The defendant understands and agrees that this Agreement between the Offices and the defendant does not bind any other division or section of the Department of Justice or any other federal, state, or local prosecuting, administrative, or

regulatory authority. Nevertheless, the Offices will bring this Agreement to the attention of other prosecuting authorities or other agencies, if requested.

13. Breach of the Plea Agreement and Remedies

This Agreement is effective when signed by the defendant, the defendant's attorney, and an attorney for the United States, and when UBS Group AG, UBS AG, and UBS Business Solutions AG sign the Attachment A. The defendant agrees to entry of this Agreement at the date and time scheduled with the Court by the Offices (in consultation with the defendant's attorneys). If the defendant withdraws from this Agreement (or UBS Group, UBS AG, or UBS Business Solutions AG, from the Attachment A obligations); or commits or attempts to commit any additional federal crimes; or intentionally gives or has given materially false, incomplete, or misleading testimony or information; or otherwise violates any provision of this Agreement, and is found to have breached the Agreement, as provided below, by the Court or the Offices, then:

(a) The United States will be released from its obligations under this agreement. The defendant, however, may not withdraw the guilty plea entered pursuant to this agreement. The United States can seek resentencing on the count of conviction underlying this plea agreement.

(b) The defendant and the Affiliates will be subject to prosecution for any federal criminal violation relating to the conduct described in the Statement of Facts, including, but not limited to, perjury and obstruction of justice, that is not time-barred by the applicable statute of limitations on the date this agreement is signed. Notwithstanding the subsequent expiration of the statute of limitations, in any such prosecution, the defendant agrees to waive any statute-of-limitations defense.

(c) Any prosecution, including the prosecution that is the subject of this agreement, may be premised upon any information provided, or statements made, by the defendant or the Affiliates, and all such information, statements, and leads derived therefrom may be used

against the defendant. The defendant waives any right to claim that statements made before or after the date of this agreement, including the Statement of Facts accompanying this agreement or adopted by the defendant and any other statements made pursuant to this or any other agreement with the United States, should be excluded or suppressed under Fed. R. Evid. 410, Fed. R. Crim. P. 11(f), the Sentencing Guidelines, or any other provision of the Constitution or federal law.

(d) The defendant waives any and all objections to service of process and attachment of personal jurisdiction, and agrees to appear as ordered by this Court in any criminal, civil, or administrative action arising from a breach of this Agreement, including any proceeding to determine whether this Agreement has been breached or whether the defendant has violated any term of the organizational probation imposed by the Court.

(e) Conduct disclosed in good faith by the defendant and its Affiliates to the Offices during cooperation provided prior to this Agreement, or with respect to Legacy Credit Suisse U.S. Accounts (regardless of booking center), shall not be considered a breach of this Agreement. Conduct disclosed in good faith in the future related to accounts booked outside of the Switzerland booking center shall not be considered a breach of the Agreement, but is not subject to Paragraph 12 of the Agreement.

(f) If the Offices determine that the defendant has breached any obligations that are also conditions of probation—specifically Paragraph 8—the Offices will notify the defendant, and the defendant will have the ability to respond as described below. If, after review of the Defendant's response, the Offices maintain that the defendant has breached, they will notify the Probation Office and the Court. If the Court finds that such a breach and corresponding probation violation occurred, the Offices may pursue prosecution of the Defendant as discussed above.

(g) Determination of whether the defendant has breached any other obligations of the Agreement—that are not also conditions of probation—and whether to pursue prosecution of the defendant shall be in the Offices' sole discretion. In the event the Offices determine that there has been a breach of this Agreement, the Offices agree to provide written notice of such breach prior to instituting any prosecution resulting from such breach. Within 30 days of receipt of such notice, the defendant shall have the opportunity to respond to the Offices in writing to explain the nature and circumstances of such breach, as well as the actions the defendant has taken to address and remediate the situation, which explanation the Offices shall consider in determining whether to pursue prosecution of the defendant.

Any such prosecution may be premised on information provided by the defendant, the Affiliates, or their counsel or personnel. Any such prosecution relating to the conduct described in the Information and the attached Statement of Facts or relating to conduct known to the Offices (regardless of the source) prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the defendant, notwithstanding the expiration of the statute of limitations.

14. Nature of the Agreement and Modifications

This written agreement constitutes the complete plea agreement between the United States, the defendant, and the defendant's counsel. The defendant and the defendant's attorneys acknowledge that no threats, promises, or representations have been made, nor agreements reached, other than those set forth in writing in this Agreement or any associated documents filed with the Court, to cause the defendant to plead guilty. Any modification of this Agreement shall be valid only as set forth in writing in a supplemental or revised plea agreement signed by all parties.

15. Press and Public Statements

The defendant and the Affiliates shall not, through present or future attorneys, officers, directors, employees, agents, or any other person authorized to speak for the defendant make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the defendant set forth above or the facts described in the Statement of Facts. Any such contradictory statement shall, subject to cure rights of the defendant described below, constitute a breach of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the Statement of Facts will be imputed to the defendant for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the United States. If the United States determines that a public statement by any such person contradicts in whole or in part a statement contained in the attached Statement of Facts, the United States shall so notify the defendant, and the defendant may avoid a breach of this Agreement by publicly repudiating such statement(s) within five business days after notification. The defendant shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the attached Statement of Facts. This section does not apply to any statement made by any present or former officer, director, employee, or agent of the defendant in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the defendant.

The defendant agrees that if it or the Affiliates issues a press release or holds any press conference in connection with this Agreement, the defendant shall first consult with the United States to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the United States and the

defendant; and (b) whether the United States has any objection to the release.

The United States agrees, if requested to do so, to bring to the attention of law enforcement and regulatory authorities the facts and circumstances relating to the nature of the conduct underlying this Agreement, including the nature and quality of the defendant's cooperation and remediation. By agreeing to provide this information to such authorities, the United States is not agreeing to advocate on behalf of the defendant, but rather is agreeing to provide facts to be evaluated independently by such authorities.

16. Statement Regarding the Investigation

Based on concerns that Credit Suisse AG continued to service undeclared accounts after the entry of the 2014 Plea Agreement, in February 2020, the Offices directed Credit Suisse AG to provide additional information about its then-extant U.S. account population. Credit Suisse AG has cooperated with the Offices' inquiries. To the extent that Credit Suisse AG conducted additional investigations of its Swiss booking center, it largely did so reactively and at the prompting of the Offices.

Moreover, the current investigation has been protracted, in part because of the COVID-19 pandemic, but also because Credit Suisse AG's early 2020 investigation was inadequate and disclosed new issues that required additional investigation. Certain aspects of the current investigation were done proactively by Credit Suisse AG, the defendant, and the Affiliates, and involved reviews of a large number of historical accounts and statistical data, which results were reported to the Offices.

17. Relevant Considerations

The United States entered into this Agreement based on the individual facts and circumstances presented by this case and the defendant and its Affiliates, including:

(a) the nature and seriousness of the offense conduct, as described in the Statement of

Facts, including a continuation of criminal conduct described in the Statement of Facts accompanying the 2014 Credit Suisse AG's plea agreement insofar as the Credit Suisse AG did not close all accounts and continued to open and service some accounts that violated Credit Suisse AG policies with respect to U.S. accounts and which should have been reported to U.S. authorities;

(b) Credit Suisse AG's breach of its 2014 Plea Agreement, both by the continuation of aiding and abetting tax crimes by U.S. citizens and by committing other federal crimes since the 2014 guilty plea;

(c) the defendant did not receive voluntary disclosure credit pursuant to the E.D. Va. Voluntary Self-Disclosure policy, the Corporate Voluntary Self-Disclosure Policy of the Tax Division, the Criminal Division's Corporate Enforcement and Voluntary Self-Disclosure Policy, or pursuant to U.S.S.G. § 8C2.5(g)(1), because it did not voluntarily and timely disclose to the United States the conduct described in the Statement of Facts;

(d) the defendant did not receive credit for its cooperation with the Offices' investigation of Credit Suisse AG related to the Switzerland booking center pursuant to U.S.S.G. § 8C2.5(g)(2) because the awarding of such cooperation credit is inconsistent with Credit Suisse AG's breach of the 2014 Plea Agreement;

(e) the defendant has undertaken remedial efforts, including the development and implementation of additional compliance and training programs and policies since the entry of the 2014 Plea Agreement and the sanctioning or termination of individuals involved in the misconduct;

(f) the defendant and the Offices are concurrently entering into a Non-Prosecution Agreement (the "NPA") in connection with conduct related to accounts opened at the former Credit Suisse AG Singapore that UBS voluntarily self-disclosed to the Offices; and

(g) UBS Group AG, as successor in interest to Credit Suisse Group AG, and the Department of Justice have voluntarily agreed to a one-year extension of the Deferred Prosecution Agreement, entered in *United States v. Credit Suisse Group AG*, Cr. No. 21-521 (WFK) in the Eastern District of New York, which occurred on January 19, 2025.

Accordingly, after considering (a) through (g) above, the parties have determined that the appropriate resolution in this case is a plea to Count One of the Criminal Information, a three-year term of organizational probation, the imposition of a $217,261,890 fine, payment of restitution to the IRS of $46,015,674, and forfeiture of $108,630,945, for a total of $371,908,509, plus the payment of the mandatory $400 special assessment.

SEEN AND AGREED:

FOR CREDIT SUISSE SERVICES AG:

Date: May 5, 2025

By: Jaclyn Barnao
Jaclyn Barnao
UBS Head of Americas Litigation
Authorized Signatory for
Credit Suisse Services AG

Date: May 5, 2025

By: Mark Filip
Mark Filip
Nicolas Thompson
Kirkland & Ellis, LLP
Eric Stupp
Joel Fischer
Bär & Karrer AG
Counsel to Credit Suisse Services AG

FOR THE DEPARTMENT OF JUSTICE:

KAREN E. KELLY
Chief, delegated Deputy Assistant
Attorney General for Criminal Matters
Tax Division
U.S. Department of Justice

Nanette L Davis

Mark F. Daly
Nanette L. Davis
Senior Litigation Counsel
Marissa R. Brodney
Trial Attorney

ERIK S. SIEBERT
United States Attorney
Eastern District of Virginia
U.S. Department of Justice

K Shartar

Kimberly M. Shartar
Assistant United States Attorney

COMPANY REPRESENTATIVE'S CERTIFICATE: CREDIT SUISSE SERVICES AG

I have read this Agreement and carefully reviewed every part of it with counsel for CREDIT SUISSE SERVICES AG. I understand the terms of this Agreement and voluntarily agree, on behalf of CREDIT SUISSE SERVICES AG to each of its terms. Before signing this Agreement on behalf of CREDIT SUISSE SERVICES AG, I consulted with counsel for CREDIT SUISSE SERVICES AG. Counsel fully advised me of CREDIT SUISSE SERVICES AG's rights, possible defenses, the sentencing guidelines provisions, and the consequences of entering into this Agreement.

I have carefully reviewed this Agreement with the Board of Directors of CREDIT SUISSE SERVICES AG.

I have advised, and caused outside counsel for CREDIT SUISSE SERVICES AG to advise, the Board fully of CREDIT SUISSE SERVICES AG's rights, possible defenses, the sentencing guidelines provisions, and the consequences of entering into this Agreement.

No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me to enter into this Agreement. I am also satisfied with counsel's representation in this matter.

I certify that as Head of Americas Litigation for UBS, I have been duly authorized by CREDIT SUISSE SERVICES AG to execute this Agreement on its behalf.

Date: May 5, 2025

CREDIT SUISSE SERVICES AG

By: Jaclyn Barnao

Jaclyn Barnao
UBS Head of Americas Litigation
Authorized Signatory for Credit Suisse Services AG

CERTIFICATE OF COUNSEL

We are counsel for CREDIT SUISSE SERVICES AG in the matter covered by this Agreement. In connection with such representation, we have examined relevant CREDIT SUISSE SERVICES AG documents and have discussed this Agreement with the Board of Directors of CREDIT SUISSE SERVICES AG. Further, we have carefully reviewed every part of this Agreement with the Board of Directors and General Counsel of CREDIT SUISSE SERVICES AG. We have fully advised them of CREDIT SUISSE SERVICES's rights, possible defenses, the sentencing guidelines provisions, and the consequences of entering into this Agreement.

The Board of Directors for CREDIT SUISSE SERVICES AG were duly convened on April 25, 2025 and by the resolution of such Board of Directors, CREDIT SUISSE SERVICES AG's representatives have been duly authorized to enter into this Agreement on behalf of CREDIT SUISSE SERVICES AG. This Agreement has been duly and validly authorized, executed, and delivered on behalf of CREDIT SUISSE SERVICES AG and is a valid and binding obligation of CREDIT SUISSE SERVICES AG. To our knowledge, CREDIT SUISSE SERVICES AG's decision to enter into this Agreement is an informed and voluntary one.

Date: May 5, 2025

By: Mark Filip

Mark Filip
Nicolas Thompson
Kirkland & Ellis, LLP

Eric Stupp
Joel Fischer
Bär & Karrer AG
Counsel to Credit Suisse Services AG